UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________
MSC INDUSTRIAL DIRECT CO., INC.
(Exact name of registrant as specified in its charter)
_________________

New York	11-3289165
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

515 Broadhollow Road, Suite 1000, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)
_________________
MSC Industrial Direct Co., Inc. Amended and Restated Associate Stock Purchase Plan
(Full title of the plan)
_________________
Martina McIsaac
President and Chief Executive Officer
MSC Industrial Direct Co., Inc.
515 Broadhollow Road, Suite 1000
Melville, New York 11747
(Name and address of agent for service)
_________________
(516) 812-2000
(Telephone number, including area code, of agent for service)
_________________
Copies to:

D. Ryan Hart, Esq.
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
(704) 331-1000
_________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This registration statement on Form S-8 registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the MSC Industrial Direct Co., Inc. Amended and Restated Associate Stock Purchase Plan (the “Plan”) is effective. Accordingly, pursuant to General Instruction E to Form S-8, the registrant hereby incorporates by reference herein the contents of such registration statements on Form S-8 (Registration Nos. 333-252474, 333-201523, 333-156850 and 333-70293) and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this registration statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

Except as indicated below, the following documents filed by the registrant with the Commission are incorporated by reference in this registration statement.
•the registrant’s Annual Report on Form 10-K for the fiscal year ended August 30, 2025;

•the registrant’s Quarterly Report on Form 10-Q for the quarter ended November 29, 2025;

•the registrant’s Current Reports on Form 8-K or Form 8-K/A filed on September 11, 2025, October 23, 2025*, December 12, 2025, January 5, 2026, January 5, 2026 and January 21, 2026; and

•the description of the registrant’s Class A Common Stock, par value $0.001 per share, contained in Exhibit 99.2 to the registrant’s Current Report on Form 8-K filed on October 5, 2023, including any amendment or report filed for the purpose of updating such description.

*    Information “furnished” in this Current Report on Form 8-K pursuant to Item 2.02 or Item 7.01 and any exhibits “furnished” in connection therewith are not incorporated by reference herein.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than those Current Reports on Form 8-K or portions thereof which “furnish” information pursuant to Item 2.02 or Item 7.01 of Form 8-K and any exhibits “furnished” in connection therewith, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.    Indemnification of Directors and Officers.
Set forth below is a description of certain provisions of the New York Business Corporation Law (the “NYBCL”) and the registrant’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Third Amended and Restated By-laws (the “Third Amended and Restated By-laws”), as such provisions relate to the indemnification of the directors and officers of the registrant. This description is intended only as a summary and is qualified in its entirety by reference to the NYBCL, the Certificate of Incorporation and the Third Amended and Restated By-laws.

Section 721 of the NYBCL provides that the indemnification and advancement of expenses granted pursuant to, or provided by, Article 7 of the NYBCL shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he or she, or his or her testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under Section 722(c) of the NYBCL shall be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723(a) of the NYBCL provides that a person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 722 of the NYBCL shall be entitled to indemnification as authorized therein. Section 723(b) of the NYBCL specifies that, except as provided in Section 723(a) of the NYBCL, any indemnification under Section 722 of the NYBCL or otherwise permitted by Section 721 of the NYBCL, unless ordered by a court under Section 724 of the NYBCL, shall be made by the corporation only if authorized by the appropriate corporate action as set forth in Section 723(b) of the NYBCL.

Section 724 of the NYBCL provides, among other things, that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723(a) of the NYBCL.

Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

To the fullest extent permitted by the NYBCL, Article EIGHTH of the Certificate of Incorporation and Section 7.1 of the Third Amended and Restated By-laws require the registrant, within certain limitations, to indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the registrant, or served any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the registrant, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually and necessarily incurred as a result of such action or proceeding, or any appeal therein.

Article SEVENTH of the Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its shareholders for damages for any breach of duty in such capacity, unless a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719, or its successor, of the NYBCL.

The registrant has entered into an indemnification agreement with each of its directors and executive officers, which provides that the registrant will indemnify each such person to the fullest extent permitted by New York law against all indemnifiable losses relating to, resulting from or arising out of any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that each such person in good faith believes might lead to the institution of any such action, suit or proceeding. The indemnification agreement also provides for the advancement of expenses. In addition, the registrant has entered into indemnification agreements with certain of its officers who serve as members of the Administrative Committee of the MSC Industrial Direct 401(k) Plan. These indemnification agreements provide such officers with indemnification to the maximum extent permitted by law in connection with any actions or omissions such officers take or fail to take in their capacity as members of the Administrative Committee.

Section 726(a) of the NYBCL permits a corporation to purchase and maintain insurance to indemnify the corporation, directors and officers. The registrant maintains a directors’ and officers’ liability insurance policy, which, subject to certain limitations, insures the directors and officers of the registrant against certain costs, expenses and liabilities arising in connection with claims, actions, suits or proceedings that may be brought against them by reason of their being or having been directors or officers of the registrant.

Item 8.    Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 5, 2023).
4.2	Third Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 5, 2023).
4.3	Specimen Class A Common Stock Certificate.(P)
5.1	Opinion of Moore & Van Allen PLLC.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature pages to this registration statement).*
99.1
MSC Industrial Direct Co., Inc. Amended and Restated Associate Stock Purchase Plan (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 27, 2021 filed on April 7, 2021).

99.2
Amendment No. 1 to the MSC Industrial Direct Co., Inc. Amended and Restated Associate Stock Purchase Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 21, 2026).

107.1	Calculation of Filing Fee Tables.*

(P)     Filed as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 33-98832). This exhibit was originally filed in paper format. Accordingly, a hyperlink has not been provided.
*    Filed herewith.
Item 9.    Undertakings.
(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Melville, State of New York, on this 21st day of January, 2026.
MSC INDUSTRIAL DIRECT CO., INC.
By:    /s/ Martina McIsaac
Martina McIsaac
President and Chief Executive Officer
POWER OF ATTORNEY
Each of the undersigned directors and officers of the above-named registrant, by his or her execution hereof, hereby constitutes and appoints Martina McIsaac and Neal Dongre, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute any and all amendments to this Registration Statement (including post-effective amendments) and any related Registration Statement (or amendment thereto) pursuant to Rule 462(b) under the Securities Act, and to file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, or their substitutes, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 21st day of January, 2026:

Signature	Title
/s/ Martina McIsaac	President and Chief Executive Officer and Director
Martina McIsaac	(Principal Executive Officer)
/s/ Greg Clark	Vice President and Interim Chief Financial Officer
Greg Clark	(Principal Financial Officer and Principal Accounting Officer)
/s/ Mitchell Jacobson	Non-Executive Chairman of the Board of Directors
Mitchell Jacobson
/s/ Rob Aarnes	Director
Rob Aarnes
/s/ Erik Gershwind	Non-Executive Vice Chair of the Board of Directors
Erik Gershwind
/s/ Louise Goeser	Director
Louise Goeser
/s/ Michael Kaufmann	Director
Michael Kaufmann
/s/ Steven Paladino	Director
Steven Paladino
/s/ Philip Peller	Director
Philip Peller
/s/ Rahquel Purcell	Director
Rahquel Purcell
/s/ Rudina Seseri	Director
Rudina Seseri